Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Announces Strong Third Quarter Sales and Record Operating Income

•	Reports strong third quarter sales of $838 million, up 8 percent versus the third quarter 2006

•	Delivers third quarter net earnings per share from continuing operations (EPS) of $0.58 reported and $0.53 on an adjusted basis*

•	Generates strong free cash flow of $120 million in the third quarter and $189 million for the first three quarters of 2007, up $96 million year-to-date versus 2006

•	Updates full year 2007 EPS guidance range of $2.04 to $2.09 reported and $2.03 to $2.07 on an adjusted basis

•	Introduces full year 2008 guidance consisting of sales growth of 4 to 5 percent and net earnings per diluted share from continuing operations of between $2.25 and $2.40

*	Adjusted 2007 and 2006 EPS exclude the benefit of non-recurring tax items as well as the negative impact associated with restructuring costs and other market related actions in the respective period. Adjusted 2007 and 2006 Operating Income and Margins exclude the negative impact associated with restructuring costs and other market related actions in the respective period (see reconciliation tables attached to this release).
GOLDEN VALLEY, Minn. — October 23, 2007 — Pentair, Inc. (NYSE: PNR) today announced third quarter 2007 net earnings per diluted share from continuing operations (EPS) of $0.58. This represents an increase of 76 percent as compared to the $0.33 of reported EPS from continuing operations in the third quarter last year. Current period results include the favorable impact of $0.11 per share from one-time net tax benefits and a negative $0.06 per share impact from restructuring costs and market related items. Adjusting for these items in both periods, third quarter 2007 EPS from continuing operations was $0.53, up 29 percent compared to adjusted earnings per share of $0.41 in the third quarter of 2006.
Total sales increased 8 percent to $838 million as compared with $778 million in the third quarter of 2006. The company delivered operating income for the third quarter of $91 million versus $60 million in the year-earlier quarter. On an adjusted basis, the company delivered operating income of $100 million versus third quarter, 2006 adjusted operating income of $77 million. Overall, operating margins expanded 320 basis points on a reported basis to 10.9 percent. On an adjusted basis, operating margins expanded 210 basis points to 12.0 percent, driven by a positive 530 basis point improvement from volume, price, mix, acquisitions and productivity. The positive impact from these items more than offset a negative 320 basis point impact related to total inflation.
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Pentair generated free cash flow of $120 million for the quarter, driven primarily by a lower use of working capital year-over-year. Year-to-date the company has generated $189 million of free cash flow, reflecting a $96 million improvement as compared with the first three quarters of 2006.
“Our performance in the third quarter was first rate as we leveraged the strength of our business diversity and our growing international presence. Strong sales growth and earnings in our Technical Products business enabled us to exceed the third quarter earnings guidance we provided in July. In our Water businesses, we continue to navigate the challenging North American residential markets, which were as tough as we expected, while growing nicely in our international, industrial, commercial and municipal Water markets,” said Randall J. Hogan, chairman and chief executive officer.
“Our earnings per share reflect effective execution against our goals as well as the positive impact from a recent change in the German corporate tax rate. We initiated additional actions in the third quarter to improve our cost structure and to solidify our productivity momentum for 2008. Our EPS of $0.53 on an adjusted basis was up 29 percent year-over-year, a very respectable performance given the challenges in a few of our key markets.”
Third Quarter Business Highlights
The Water Group delivered $562 million in sales or 6 percent year-over-year sales growth. Organic sales were down 1 percent excluding acquisitions or down 2 percent excluding foreign exchange. The decline in organic growth reflects continuing softness in the North American residential markets. Internationally, Water sales increased at a double-digit rate.
•	North American pump sales were down 4 percent as growth in commercial and municipal markets as well as new products and pricing actions could not overcome residential market declines.

•	North American filtration sales were up 11 percent or down 1 percent when adjusted for the Porous Media acquisition. Solid sales growth in food service and in other commercial and industrial markets was muted by declines in the residential water treatment markets.

•	North American pool and spa sales were down 5 percent organically as new products and price actions somewhat offset overall declines in the pool and spa markets.

•	Sales in Asia-Pacific grew 34 percent driven by strong growth in Australian sales and continued successful penetration in China.

•	Sales in Europe grew 47 percent or 10 percent excluding the Jung Pump acquisition. Sales growth outpaced the economy with particular strength in the industrial and food service markets.
The Water Group’s third quarter operating income totaled $54 million, up 48 percent as compared to $36 million in the same period last year. On an adjusted basis, operating income was $64 million or 25 percent higher than the $51 million in the year-ago period. Adjusted operating margins expanded 170 basis points as the benefit from productivity, acquisitions and positive price more than offset the negative impact from inflation and decreased volumes.
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Technical Products delivered third quarter 2007 sales of $276 million, an increase of 12 percent versus the year-earlier period. Sales were up approximately 11 percent excluding acquisitions or up 9 percent excluding foreign exchange. Strong sales in international regions, solid gains in the electrical markets, and a recovering electronics market combined to drive expanded growth.
•	Electrical third quarter sales grew approximately 11 percent driven by market share gains year-over-year in the industrial, commercial and networking market segments. New products contributed significantly to this growth, especially in the networking segment.

•	Global electronic sales were up approximately 13 percent. In North America, electronic sales declined approximately 2 percent. Electronic sales grew 15 percent in Europe and 83 percent in Asia Pacific, reflecting continuing penetration of the China market.
Technical Products’ third quarter operating income totaled $46 million, up 24 percent as compared to $37 million in the same quarter last year. Operating margins were 16.8 percent, up 180 basis points. On an adjusted basis, margins were 16.5 percent, up 150 basis points versus the year ago period. In the quarter, the benefit from volume, price, productivity and acquisitions more than offset the negative impact from total inflation.
“Water and Technical Products performed very well in the quarter and we continue to see numerous opportunities for growth and productivity in both businesses,” Hogan said. “The 6 cents, or $9.7 million, pre-tax charge represents an acceleration of actions initiated in the third quarter in light of the deep and extended downturn in North American residential markets. The benefits associated with these actions — as well as continued productivity actions driven by lean — are included in our 2008 outlook,” he added.
Outlook
The company introduces fourth quarter 2007 EPS guidance range of $0.42 to $0.47, which includes a negative EPS impact of $0.03 to $0.04 predominantly related to a new Q4 restructuring action associated with the recently announced closure of a North American Electronics facility. On an adjusted basis, the company expects fourth quarter EPS to be $0.46 to $0.50, an increase of 48 to 61 percent year-over-year.
“With our fourth quarter guidance we now expect full-year EPS in the range of $2.04 to $2.09 on a reported basis and $2.03 to $2.07 on an adjusted basis. This represents full year adjusted EPS growth of 18 to 20 percent. We continue to generate tremendous free cash flow which gives us confidence to increase our full year 2007 free cash flow range to 230 million to 250 million dollars,” Hogan said. “We expect our positive performance momentum to continue despite North American residential weakness. We anticipate continued softness in the North American residential market, which impacts our Water business, and continued recovery in the electronics markets we serve.
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“As we look ahead to 2008, we believe the productivity and growth actions we’re taking in 2007 will help ensure another strong year of performance for Pentair. We anticipate total revenue growth of 4 to 5 percent, as our global growth initiatives in international, commercial, industrial and municipal markets should offset the softness of the North American residential market,” said Hogan. “This sales growth, combined with carry-over 2007 productivity actions, more aggressive sourcing efforts, reduction in our manufacturing fixed cost structure, and an emphasis on reducing our general and administrative structure globally should position us to deliver EPS in the range of $2.25 to $2.40 in 2008. Furthermore, we continue to drive working capital performance and expect full year 2008 free cash flow to be at least 100 percent conversion of net income,” he concluded.
Earnings Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the Company’s performance and Q4 and 2008 guidance on a two-way conference call with investors at 12:00 p.m. Eastern today. Reconciliation of any non-GAAP financial measures are set forth in the attachments to this third quarter 2007 earnings release and in the third quarter 2007 earning release conference call presentation, both of which can be found at Pentair’s web site (www.pentair.com). Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website shortly before the conference call. The web cast and presentation will be archived at the same site following the conclusion of the conference call.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including: the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; the ability to successfully limit any judgment arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and, pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2006 revenues of $3.15 billion, Pentair employs approximately 15,000 people worldwide.

Pentair Contacts:
Todd Gleason	Rachael Jarosh
Vice President, Investor Relations	Director, Communications
Tel.: (763) 656-5570	Tel.: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
	September 29	September 30	September 29	September 30
In thousands, except per-share data	2007	2006	2007	2006

Net sales	$837,834	$778,020	$2,568,474	$2,411,431
Cost of goods sold	591,667	565,533	1,801,459	1,713,747

Gross profit	246,167	212,487	767,015	697,684
% of net sales	29.4%	27.3%	29.8%	28.9%

Selling, general and administrative	140,745	137,923	436,837	406,843
% of net sales	16.8%	17.7%	17.0%	16.9%

Research and development	14,446	14,271	44,204	44,017
% of net sales	1.7%	1.9%	1.7%	1.8%

Operating income	90,976	60,293	285,974	246,824
% of net sales	10.9%	7.7%	11.1%	10.2%

Gain on sale of investment	—	167	—	167
Net interest expense	18,836	13,024	52,841	38,861
% of net sales	2.2%	1.7%	2.0%	1.6%

Income from continuing operations before income taxes	72,140	47,436	233,133	208,130
% of net sales	8.7%	6.1%	9.1%	8.6%

Provision for income taxes	14,096	13,995	70,958	62,985
Effective tax rate	19.5%	29.5%	30.4%	30.3%

Income from continuing operations	58,044	33,441	162,175	145,145

Gain (loss) on disposal of discontinued operations, net of tax	—	1,400	207	(51)

Net income	$58,044	$34,841	$162,382	$145,094

Earnings (loss) per common share
Basic
Continuing operations	$0.59	$0.34	$1.64	$1.45
Discontinued operations	—	0.01	—	—

Basic earnings per common share	$0.59	$0.35	$1.64	$1.45

Diluted
Continuing operations	$0.58	$0.33	$1.62	$1.42
Discontinued operations	—	0.01	—	—

Diluted earnings per common share	$0.58	$0.34	$1.62	$1.42

Weighted average common shares outstanding
Basic	98,747	99,419	98,859	100,133
Diluted	100,365	101,062	100,339	101,998

Cash dividends declared per common share	$0.15	$0.14	$0.45	$0.42
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 29	December 31	September 30
In thousands	2007	2006	2006

Assets
Current assets
Cash and cash equivalents	$56,555	$54,820	$45,153
Accounts and notes receivable, net	479,915	422,134	454,255
Inventories	414,302	398,857	397,637
Deferred tax assets	53,057	50,578	46,040
Prepaid expenses and other current assets	48,512	31,239	28,736

Total current assets	1,052,341	957,628	971,821

Property, plant and equipment, net	358,138	330,372	312,295

Other assets
Goodwill	2,006,426	1,718,771	1,732,410
Intangibles, net	492,882	287,011	261,261
Other	77,084	71,197	77,386

Total other assets	2,576,392	2,076,979	2,071,057

Total assets	$3,986,871	$3,364,979	$3,355,173

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$4,800	$14,563	$—
Current maturities of long-term debt	5,099	7,625	6,912
Accounts payable	208,505	206,286	191,206
Employee compensation and benefits	107,828	88,882	93,431
Current pension and post-retirement benefits	7,918	7,918	—
Accrued product claims and warranties	47,719	44,093	44,016
Income taxes	10,439	22,493	—
Accrued rebates and sales incentives	37,115	39,419	41,982
Other current liabilities	112,673	90,003	95,122

Total current liabilities	542,096	521,282	472,669

Other liabilities
Long-term debt	1,103,023	721,873	788,066
Pension and other retirement compensation	222,098	207,676	171,063
Post-retirement medical and other benefits	46,499	47,842	73,398
Long-term income taxes payable	18,214	—	—
Deferred tax liabilities	136,886	109,781	124,393
Other non-current liabilities	89,898	86,526	84,783

Total liabilities	2,158,714	1,694,980	1,714,372

Shareholders’ equity	1,828,157	1,669,999	1,640,801

Total liabilities and shareholders’ equity	$3,986,871	$3,364,979	$3,355,173

Days sales in accounts receivable (13 month moving average)	54	54	54
Days inventory on hand (13 month moving average)	78	76	73
Days in accounts payable (13 month moving average)	54	56	56
Debt/total capital	37.8%	30.8%	32.6%

NOTE:	The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109 (“FIN 48”) on January 1, 2007. As a result of adoption of FIN 48, the Company recorded an adjustment to retained earnings of $2.9 million in the first quarter of 2007. Additionally, the Company has added the line “Long-term income taxes payable” to the Company’s Condensed Consolidated Balance Sheets to report its total long-term liability for unrecognized tax benefits.
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended
	September 29	September 30
In thousands	2007	2006

Operating activities
Net income	$162,382	$145,094
Adjustments to reconcile net income to net cash provided by operating activities
(Gain) loss on disposal of discontinued operations	(207)	51
Depreciation	45,786	44,762
Amortization	18,665	13,955
Deferred income taxes	(18,883)	(89)
Stock compensation	17,071	18,058
Excess tax benefits from stock-based compensation	(2,706)	(2,677)
Gain on sale of assets	(2,195)	(167)
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(27,627)	(23,210)
Inventories	10,620	(43,360)
Prepaid expenses and other current assets	(8,673)	(3,671)
Accounts payable	168	(22,136)
Employee compensation and benefits	2,835	(7,153)
Accrued product claims and warranties	3,199	547
Income taxes	(4,813)	(14,800)
Other current liabilities	16,634	(2,263)
Pension and post-retirement benefits	7,924	14,365
Other assets and liabilities	9,153	8,546

Net cash provided by continuing operations	229,333	125,852
Net cash provided by operating activities of discontinued operations	—	48

Net cash provided by operating activities	229,333	125,900

Investing activities
Capital expenditures	(45,163)	(33,311)
Proceeds from sale of property and equipment	5,136	497
Acquisitions, net of cash acquired	(486,264)	(22,879)
Divestitures	—	(24,007)
Equity Investments	—	167
Other	(4,044)	(6,823)

Net cash used for investing activities	(530,335)	(86,356)

Financing activities
Net short-term borrowings	(10,378)	—
Proceeds from long-term debt	1,147,132	568,996
Repayment of long-term debt	(770,822)	(526,599)
Debt issuance costs	(1,876)	—
Excess tax benefits from stock-based compensation	2,706	2,677
Proceeds from exercise of stock options	5,512	3,126
Repurchases of common stock	(27,119)	(50,000)
Dividends paid	(44,986)	(42,616)

Net cash provided by (used for) financing activities	300,169	(44,416)

Effect of exchange rate changes on cash and cash equivalents	2,568	1,525

Change in cash and cash equivalents	1,735	(3,347)
Cash and cash equivalents, beginning of period	54,820	48,500

Cash and cash equivalents, end of period	$56,555	$45,153

Free cash flow
Net cash provided by operating activities	$229,333	$125,900
Less capital expenditures	(45,163)	(33,311)
Proceeds from sale of property and equipment	5,136	497

Free cash flow	$189,306	$93,086

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Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	Second Qtr	Third Qtr	Nine Months
In thousands	2007	2007	2007	2007

Net sales to external customers
Water	$555,412	$665,495	$562,133	$1,783,040
Technical Products	252,583	257,150	275,701	785,434

Consolidated	$807,995	$922,645	$837,834	$2,568,474

Intersegment sales
Water	$214	$46	$207	$467
Technical Products	896	1,689	1,526	4,111
Other	(1,110)	(1,735)	(1,733)	(4,578)

Consolidated	$—	$—	$—	$—

Operating income (loss)
Water	$60,879	$90,978	$53,685	$205,542
Technical Products	31,631	36,140	46,237	114,008
Other	(12,357)	(12,273)	(8,946)	(33,576)

Consolidated	$80,153	$114,845	$90,976	$285,974

Operating income as a percent of net sales
Water	11.0%	13.7%	9.6%	11.5%
Technical Products	12.5%	14.1%	16.8%	14.5%
Consolidated	9.9%	12.4%	10.9%	11.1%

	First Qtr	Second Qtr	Third Qtr	Nine Months
In thousands	2006	2006	2006	2006

Net sales to external customers
Water	$517,169	$605,516	$531,703	$1,654,388
Technical Products	254,220	256,506	246,317	757,043

Consolidated	$771,389	$862,022	$778,020	$2,411,431

Intersegment sales
Water	$50	$55	$140	$245
Technical Products	889	1,312	1,133	3,334
Other	(939)	(1,367)	(1,273)	(3,579)

Consolidated	$—	$—	$—	$—

Operating income (loss)
Water	$55,587	$84,191	$36,226	$176,004
Technical Products	37,704	39,678	37,050	114,432
Other	(14,735)	(15,894)	(12,983)	(43,612)

Consolidated	$78,556	$107,975	$60,293	$246,824

Operating income as a percent of net sales
Water	10.8%	13.9%	6.8%	10.6%
Technical Products	14.8%	15.5%	15.0%	15.1%
Consolidated	10.2%	12.5%	7.7%	10.2%
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Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2007 to the “Adjusted” non-GAAP excluding the effect of 2007 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands, except per-share data	2007	2007	2007	2007 forecast	2007 forecast

Net sales	$807,995	$922,645	$837,834	$795,000-$820,000	$3,375M-$3,400M

Operating income — as reported	80,153	114,845	90,976	83,000 - 90,000	~370M +
% of net sales	9.9%	12.4%	10.9%	~10.4% - 11.0%	~ 11.0%
Adjustments	—	—	9,192	~5,000	~15M +

Operating income — as adjusted	80,153	114,845	100,168	88,000 - 95,000	~385M +
% of net sales	9.9%	12.4%	12.0%	~11% - 11.5%	~11.5%

Income from continuing operations — as reported	42,130	62,001	58,044	42,200 - 47,200	205M - 210M
Adjustments — tax affected	—	—	6,246	~3,200	~10M
Non-recurring tax items	(145)	(83)	(11,517)	—	~(12M )

Income from continuing operations — as adjusted	41,985	61,918	52,773	45,400 - 50,400	203M - 208M

Continuing earnings per common share — diluted
Diluted earnings per common share — as reported	$0.42	$0.62	$0.58	$0.42 - $0.47	$2.04 - $2.09
Adjustments	—	—	(0.05)	0.03 - 0.04	(0.01) - (0.02)

Diluted earnings per common share — as adjusted	$0.42	$0.62	$0.53	$0.46 - $0.50	$2.03 - $2.07

Weighted average common shares outstanding - Diluted	100,271	100,371	100,365	100,400	100,400
Pentair, Inc. and Subsidiaries Reconciliation of the GAAP “As Reported” year ending December 31, 2006 to the “Adjusted” non-GAAP excluding the effect of 2006 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands, except per-share data	2006	2006	2006	2006	2006

Net sales	$771,389	$862,022	$778,020	$743,038	$3,154,469

Operating income — as reported	78,556	107,975	60,293	60,162	306,986
% of net sales	10.2%	12.5%	7.7%	8.1%	9.7%
Adjustments	—	—	16,949	—	16,949

Operating income — as adjusted	78,556	107,975	77,242	60,162	323,935
% of net sales	10.2%	12.5%	9.9%	8.1%	10.3%

Income from continuing operations — as reported	43,071	68,633	33,441	38,622	183,767
Adjustments — tax affected	—	—	10,847	—	10,847
Non-recurring tax items	(878)	(8,023)	(3,080)	(8,285)	(20,266)

Income from continuing operations — as adjusted	42,193	60,610	41,208	30,337	174,348

Continuing earnings per common share — diluted
Diluted earnings per common share — as reported	$0.42	$0.67	$0.33	$0.39	$1.81
Adjustments	(0.01)	(0.08)	0.08	(0.08)	(0.09)

Diluted earnings per common share — as adjusted	$0.41	$0.59	$0.41	$0.31	$1.72

Weighted average common shares outstanding - Diluted	102,492	102,429	101,062	100,233	101,371
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Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2007 to the “Adjusted” non-GAAP excluding the effect of 2007 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands	2007	2007	2007	2007 forecast	2007 forecast

Water
Net sales	$555,412	$665,495	$562,133	$540,000 - $550,000	$2,320M - $2,330M

Operating income — as reported	60,879	90,978	53,685	59,000 - 61,000	~266M +
% of net sales	11.0%	13.7%	9.6%	~ 11.0%	~11.0% - 11.5%
Adjustments	—	—	9,843	—	~10M

Operating income — as adjusted	60,879	90,978	63,528	59,000 - 61,000	~276M +
% of net sales	11.0%	13.7%	11.3%	~ 11.0%	~12.0%

Technical Products
Net sales	$252,583	$257,150	$275,701	$260,000 - $265,000	$1,000M - $1,100M

Operating income — as reported	31,631	36,140	46,237	34,100 - 35,700	~150M +
% of net sales	12.5%	14.1%	16.8%	~13.0% - 13.5%	~14.0% - 14.5%
Adjustments	—	—	(652)	~5,000	~4.5M

Operating income — as adjusted	31,631	36,140	45,585	39,100 - 40,700	~155M +
% of net sales	12.5%	14.1%	16.5%	~15.0% - 15.5%	~14.5%
Pentair, Inc. and Subsidiaries Reconciliation of the GAAP “As Reported” year ending December 31, 2006 to the “Adjusted” non-GAAP excluding the effect of 2006 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
In thousands	2006	2006	2006	2006	2006

Water
Net sales	$517,169	$605,516	$531,703	$500,837	$2,155,225

Operating income — as reported	55,587	84,191	36,226	36,494	212,498
% of net sales	10.7%	13.9%	6.8%	7.3%	9.9%
Adjustments	—	—	14,906	—	14,906

Operating income — as adjusted	55,587	84,191	51,132	36,494	227,404
% of net sales	10.7%	13.9%	9.6%	7.3%	10.6%

Technical Products
Net sales	$254,220	$256,506	$246,317	$242,201	$999,244

Operating income — as reported	37,704	39,678	37,050	34,473	148,905
% of net sales	14.8%	15.5%	15.0%	14.2%	14.9%
Adjustments	—	—	—	—	—

Operating income — as adjusted	37,704	39,678	37,050	34,473	148,905
% of net sales	14.8%	15.5%	15.0%	14.2%	14.9%